Exhibit 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS International Announces Preliminary Fourth Quarter and Full Year

2008 Operating Results

CHATSWORTH, Calif., January 20, 2009 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, today announced selected preliminary, unaudited results for the fourth quarter and year ended December 31, 2008.

Based on the Company’s preliminary results, total revenue for the fourth quarter is expected to be a record $26.7 million and a record $95.5 million for the full year. This represents an increase of 13% from revenue of $84.3 million in 2007, and is in line with the Company’s earlier stated guidance.

There were a record 153 iQ®200 analyzers sold in the fourth quarter, the highest quarterly number of units ever sold, with a total of 505 iQ®200 analyzers sold for the full year. There were 55 iChem®VELOCITY™ chemistry analyzers sold in the fourth quarter with 88 units shipped through December 31, since its release to the international marketplace in September 2008. In addition, consumables and service revenue in the fourth quarter was at record levels.

Based on the preliminary, unaudited results, the Company expects to report record GAAP diluted EPS of $0.18 for the fourth quarter, and record GAAP diluted EPS of $0.48 for the full year. Preliminary GAAP EPS results for the quarter and full year include approximately $0.05 related to the $1.5 million cash payment to IRIS as part of the manufacturing and licensing agreement signed with IDEXX Laboratories in December 2008. This $1.5 million non-recurring payment will be booked as other income and does not impact our revenue from operations.

“IRIS achieved outstanding record performance in the fourth quarter and full year of 2008, despite continued challenging global economic conditions,” stated César García, Chairman, President and Chief Executive Officer of IRIS International. “We remain optimistic for continued strong growth in 2009,” he added.

The Company expects to report complete fourth quarter and full year 2008 financial results, as well provide full year 2009 guidance, in late February 2009. Fourth quarter and full-year 2008 preliminary results are pending the finalization of the Company’s year-end closing, reporting and audit processes and, therefore, are subject to change.

About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with more than 2,100 systems sold in over 50 countries.

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SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: the fact that the audit for 2008 has not yet been completed, and therefore could have audit-related adjustments; identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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